Exhibit 16.1

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah  84107-5370      (801) 281-4700

July 17, 2010

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was the independent auditor for LZG International, Inc. (“the Company"). We have read the Company's statements included under Item 14 of its Form 10/A  to be filed the week of July 24, 2010, and agree with such statements as they pertain to our firm.

Very truly yours,

/s/ Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC